EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
FiberMark, Inc.


We consent to the incorporation by reference in the Registration Statement (No. 33-40527) on Form S-3 and Form S-8 (File No. 33-81702) of our report dated February 6, 1998, with respect to the consolidated balance sheets of FiberMark, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the two years then ended, and all related schedules, which report appears in the December 31, 1997, annual report on Form 10-K of FiberMark, Inc.


KPMG Peat Marwick LLP


Burlington, Vermont
March 26, 1998